Exhibit 4.32

FEDERAL SURVEILLANCE SERVICE FOR COMMUNICATIONS

LICENSE

No. 36079

Details of the Licensee:

Open Joint Stock Company

Dal Telecom International

Location:

680000, Khabarovsk, Ul. Volochaevskaya, 133

Type of Services:

Local telephone services other than local telephone services rendered using pay phones and public telecommunications devices

This License includes license terms on 2 pages

Term of validity of the License:		from October 31, 2005 to October 31, 2010

Services to be rendered as of (no later than):		October 31, 2007

Deputy Head	/s/ S.A. Malyanov.
of the Federal Surveillance Service	[Signature]	S.A. Malyanov
for Communications	[Seal]

Federal Surveillance Service for Communications

Terms of Activities under License # 36079

1. OJSC Dal Telecom International (the Licensee) shall comply with the term of this License.

2. The Licensee shall commence the provision of telecommunications services under this License not later than October 31 2007.

3. The Licensee shall render telecommunications services in accordance with this License in the territory of Kamchatka Oblast and Khabarovsk Krai.

4. Under this License the Licensee shall provide the subscriber * with:

a) access to the Licensee’s telecommunications network;

b) user line for permanent use;

c) local telephone connections within the fixed telephone network using terminal equipment with allocation to the subscriber of number(s) within the numbering plan of the local telephone network for:

voice data transmission;

facsimile transmission;

data transmission;

d) access to public telecommunications network services, other than mobile telecommunications services;

e) access to the information and help service system;

f) opportunity to call emergency services on a round-the-clock and free-of-charge basis.

5. The Licensee shall provide telecommunications services in compliance with the rules on provision of telecommunications services approved by the Government of the Russian Federation.

6. In the course of rendering the telecommunications services the Licensee shall observe the rules for interconnection of the telecommunications lines and interaction thereof approved by the Government of the Russian Federation, as they apply to the interconnection of the local telephone network of the Licensee to the public telecommunications network, interconnection of other telecommunications networks to the local telephone network of the Licensee, recording and throughput of traffic in the local telephone network of the Licensee, and recording and throughput of traffic from and to the telecommunications networks of other operators.

7. This License is issued upon the review of the application for issuance of License without tender (auction, bidding). No license requirements relating to performance by the Licensee of obligations assumed by it in the course of tender (auction, bidding) towards receipt of the License, are established.

8. In the course of provision of service under this License no radio frequency spectrum is used.

9. The Licensee must have a management system of its telecommunications network complying with the normative requirements towards the telecommunications management systems established by the Federal Executive Authority for Telecommunications.

10. The Licensee shall ensure that the networks and communication devices meet the technical requirements set forth by the Federal Executive Authority for Telecommunications as agreed upon with the authorized state bodies carrying out investigations, with the view to assist in conducting of such investigations, as well as take steps to prevent disclosure of the organizational and tactical methods of such investigations.

*	Provision of services contemplated in this License can be supplemented by the provision of other services that are technologically interconnected with the services of the local telephone services other than local telephone services using pay phones and public telecommunications devices, and aimed at the increase of their customer value, if a separate license is not required therefor.

Deputy Head	/s/ S.A. Malyanov
of the Federal Surveillance Service for Communications	[signature]	S.A. Malyanov
[stamp]